Exhibit (15)(a)

                                         SCHRODER CAPITAL FUNDS (DELAWARE)

                                                 DISTRIBUTION PLAN


         WHEREAS, Schroder Capital Funds (Delaware) (the "Trust") is registered as an open-end management investment company under the Investment Company Act of 1940 (the "1940 Act") and is authorized to issue shares of common stock in separate classes of shares with each such class representing interests in a separate portfolio of securities and other assets; and

         WHEREAS, the Trust intends to engage investment advisers (the "Advisers") to render investment management services with respect to separate investment portfolios (the "Funds") as the Trust's Board of Trustees shall establish and designate from time to time;

         WHEREAS, the Trust intends itself, or through an Adviser or a broker-dealer registered under the Securities Exchange Act of 1934 (such Adviser or broker-dealer, if so designated, shall be hereinafter referred to as the "Distributor"), to distribute shares of the Trust;

         WHEREAS, the Board of Trustees of the Trust has determined to adopt this Distribution Plan (the "Plan") in accordance with the requirements of the 1940 Act.

         NOW THEREFORE, the Trust hereby adopts the Plan on the following terms and conditions:

         1. The Plan shall pertain to such Funds as shall be designated from time to time by the Trustees of the Trust as listed in Appendix A.

         2. The Trust will pay directly or will reimburse the Distributor for costs and expenses incurred in connection with the distribution and marketing of shares of the Funds listed in Appendix A. Such distribution costs and expenses would include (i) advertising by radio, television, newspapers, magazines, brochures, sales literature, direct mail or any other form of advertising, (ii) expenses of sales employees or agents of the Distributor, including salary, commissions, travel and related expense for services in connection with the distribution of shares, (iii) payments to broker-dealers and financial institutions for services in connection with the distribution of shares, including fees calculated with reference to the average daily net asset value of shares held by shareholders who have a brokerage or other service relationship with the broker-dealer of institution receiving such fees, (iv) costs of printing prospectuses and other materials to be given or sent to prospective investors and (v) such other similar services as the Trustees determine to be reasonably calculated to result in the sale of Fund shares.

         The Distributor will be reimbursed for such costs, expenses or payments on a monthly basis, subject to annual limits based on each Fund's average daily net assets as shall be set forth with respect to a Fund listed in Appendix A. Payments made out of or charged against the assets of a Fund must be in payment of, or reimbursement for, distribution services rendered for or on behalf of the Fund. The Distributor also may receive and retain brokerage commissions with respect to portfolio transactions for a portfolio to the extent not prohibited by the Prospectus or Statement of Additional Information for the Fund.

         3. The Funds shall pay all costs and expenses in connection with preparation, printing and distribution of its prospectuses other than as contemplated by paragraph 2 and the implementation and operation of the Plan.

         4. The Plan shall not take effect with respect to a Fund until it has been approved by a vote of at least a majority (as defined in the 1940 Act) of the outstanding voting securities of that Fund. With respect to the submission of the Plan for such a vote, it shall have been effectively approved with respect to the Fund if a majority of the outstanding voting securities of the Fund votes for approval of the Plan, notwithstanding that the matter has not been approved by a majority of the outstanding voting securities of the Trust. The Plan shall take effect with respect to any other Fund established in the Trust provided the Plan is approved with respect to such Fund as set forth in this paragraph and provided the Trustees have determined it to be listed in Appendix A as set forth in paragraph 1.

         5. The Plan shall not take effect with respect to a Fund until it has been approved together with any related agreements, by votes of a majority of both (a) the Board of Trustees of the Trust, and (b) those Trustees of the Trust who are not "interested persons" of the Fund (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the "Plan Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on the Plan and such related agreements.

         6. The Plan shall continue in effect with respect to a Fund so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in paragraph 5.

         7. Any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to the Plan or any related agreement shall provide to the Trust's Board of Trustees, and the Board shall review at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         8. Any agreement related to the Plan shall be in writing and shall provide: (a) that such agreement may be terminated with respect to a portfolio at any time, without payment of any penalty, by vote of a majority of the outstanding voting securities of the Fund, on not more than sixty days written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

         9. The Plan may be terminated at any time, without payment of any penalty, with respect to a Fund by vote of a majority of the Plan Trustees, or by vote of a majority of the outstanding voting securities of the Fund.

         10. The Plan may be amended at any time by the Board of Trustees of the Trust, provided that (a) any amendment to increase materially the costs which a Fund may bear for distribution pursuant to the Plan shall be effective only upon approval by a vote of the outstanding voting securities of the Fund, and (b) any material amendments of the terms of the Plan shall become effective only upon approval as provided in paragraph 5 hereof.

         11. While the Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the 1940 Act) of the Trust shall be committed to the discretion of the Trustees who are not interested persons of the Trust.

         12. The Trust shall preserve copies of the Plan and any related agreements, and all reports made pursuant to paragraph 7 hereof, for a period of not less than six years from the date of the Plan, the agreements or such report, as the case may be, the first two years of which shall be in an easily accessible place.

                                         SCHRODER CAPITAL FUNDS (DELAWARE)
                                                 Distibution Plan

                                                    Appendix A


                                                                                 Fee as a % of each Fund's
                                                                                 Average Daily Net Assets
         Fund Name*                                                           Attributable to Advisor Shares

         Schroder U.S. Smaller Companies Fund                                            0.50%

         Schroder Latin American Fund                                                    0.50%

         Schroder International Fund                                                     0.50%

         Schroder Emerging Markets Fund Institutional Portfolio                          0.50%

         Schroder International Smaller Companies Fund                                   0.50%

         Schroder Micro Cap Fund                                                         0.50%

         Schroder Emerging Markets Fund                                                  0.50%

         Schroder International Bond Fund                                                0.50%

         Schroder U.S. Equity Fund                                                       0.50%

         [Schroder Greater China Fund                                                    0.50%]






* The Plan has been approved by the Trust with respect to the Advisor Share class of each Fund.